EXHIBIT 10.66

                                                        PAGES WHERE CONFIDENTIAL
                                                      TREATMENT HAS BEEN GRANTED
                                                       ARE STAMPED 'CONFIDENTIAL
                                                        TREATMENT REQUESTED. THE
                                                      REDACTED MATERIAL HAS BEEN
                                                       SEPARATELY FILED WITH THE
                                           COMMISSION PURSUANT TO A CONFIDENTIAL
                                             TREATMENT REQUEST,' THE APPROPRIATE
                                                  SECTION HAS BEEN MARKED AT THE
                                                    APPROPRIATE PLACE AND IN THE
                                                        MARGIN WITH A STAR (*)."

                               OPERATING AGREEMENT

                                     BETWEEN

                       WEST TEXAS LPG PIPELINE PARTNERSHIP

                                       AND

                            CHEVRON PIPE LINE COMPANY


THIS AGREEMENT is made and entered into as of __________ , 1996 by and between West Texas LPG Pipeline Partnership, a Texas general partnership (hereinafter referred to as "Company"), and Chevron Pipe Line Company, a Delaware Corporation (hereinafter referred to as "Operator").

WHEREAS, Company is the owner of certain LPG pipeline facilities ("Facilities") more particularly identified in Attachment II and Attachment III; and

WHEREAS, Company does not have a working staff to operate the Facilities and desires to engage Operator in these respects;

NOW, THEREFORE, in the consideration of the premises and mutual covenants contained in this Agreement, Company and Operator agree as follows:

Section 1.        DEFINITIONS

As used in this Agreement, the following words and terms shall have the meanings set forth:

(a) "Accounting Procedure" means the accounting procedure set forth in Attachment I, hereof.

(b)  "AFE" means an approval for expenditure in the form approved by Company.

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(c) "Affiliate" means with respect to any Person, (i) any other Person which beneficially owns, directly or indirectly, 50% or more of such Person's stock or 50% or more of the ownership interest entitled to vote in such Person or (ii) any other Person as to which 50% or more of the voting stock or 50% or more of the ownership interest entitled to vote therein, is beneficially owned, directly or indirectly, either by such Person or by an Affiliate of such Person as defined in the preceding clause (i).

(d) "Agreement" means this Operating Agreement together with all Attachments.

(e) "Capital Commitment Budget" means the capital budget as further described in
Section 5A. of this Agreement.

(f) "Capital Expenditure Forecast" means the capital expenditure forecast as further described in Section 5B. of this Agreement.

(g) "Cash Operating Costs" means amounts payable to Operator under Section 3 of this Agreement.

(h) "Confidential Information" means any information relating to the identity of shippers using the Facilities, the nature, kind, quantity, destination or consignee or routing of Products using the Facilities, or any other information which is in writing and has been labeled by Company as confidential. Confidential Information shall not include any information which is acquired by Operator in the course of its activities outside of the scope of this Agreement or which becomes part of the public knowledge or literature without breach of this Agreement.

(i) "Costs" means all costs charged to the Company as provided in the Accounting Procedure.

(j) "Expenditure Authorities" means the expenditure authorities described in
Section 6. of this Agreement.

(k) "Facilities" means the facilities identified in Attachment II and Attachment III hereto.

(l) "Force Majeure" means an occurrence not within the control of the party and which by the exercise of reasonable efforts such party is unable to prevent or overcome, and shall include, but not be limited to, acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, hurricanes, storm warnings requiring evacuation of facilities, arrests or restraints of the government, either federal or state, civil or military, civil disturbances, explosions, sabotage, breakage or accident to equipment, machinery or lines of pipe, extreme heat or cold weather, freezing of machinery, equipment or lines of pipe, electric power shortages, inability of any Party to obtain necessary materials and supplies, inability of any Party to obtain necessary permits and/or permissions due to existing or future rules, orders, laws or governmental authorities (both federal, state and local), temporary cleaning or testing of facilities, temporary failure of supply, or any other causes, whether of the kind herein enumerated or otherwise, which were not reasonably foreseeable on the effective date of this

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Agreement, and which are not within the control of the Party claiming suspension and which such Party is unable to overcome by the exercise of due diligence. The term "Force Majeure" shall also include those instances in which either Party hereto is required to furnish materials and supplies for the purpose of constructing and maintaining facilities or is required to secure permits or permission from any governmental agency to enable such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable cost and after the exercise of due diligence, such materials and supplies, permits and permissions. It is understood andagreed that the settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing parties when such course is inadvisable in the discretion of the Party having difficulty. The term "Force Majeure" shall also include any such event occurring with respect to the facilities or services of either Operator's or Company's third-party suppliers or customers delivering or receiving any product, fuel, feedstock, or other substance necessary to the continuous operation of either Party's plants or facilities or performance of such Party's obligations, and shall also include curtailment or interruption of deliveries or service by such third-party suppliers or customers as a result of
(i) another event of Force Majeure or (ii) a breach by such third-party under the applicable agreement(s).

(m) "GAAP" means generally accepted accounting principles.

(n) "Insurance Manual Rates" means the published insurance industry recognized computations of standard accepted insurance rates.

(o) "LPG" means liquified petroleum gas or petroleum products, namely, natural gasoline, ethane, propane, isobutane, normal butane, and pentanes or mixtures thereof, recovered from gasoline recovery plants and gas recycling plants.

(p) "Major Maintenance Budget" means the major maintenance budget as further described in Section 5C. of this Agreement.

(q) "Operating Expense Budget" means the operating expense forecast as further described in Section 5D. of this Agreement.

(r) "Operator" means Chevron Pipe Line Company acting in its capacity as operator of Facilities hereunder.

(s) "Parties" or "Party" means the Operator and/or Company.

(t) "Partnership Committee" means the managing unit of Company.

(u) "Person" means any individual, partnership, association, trust, corporation or other entity.

(v) "Products" means, without restriction, natural gas liquids, LPG or products derived from LPG.

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(w) "Year" means a calendar year.


Section 2. OPERATIONS

Operator, on behalf of Company, agrees to operate, maintain and repair the Facilities, and any modifications or improvements thereof, and to perform any other duties as may be requested by Company in a good and workmanlike manner and, in the absence of specific instructions from Company, shall have the right and duty to act in accordance with its best judgment as a reasonable and prudent operator would do under the same or similar circumstances. Company does hereby authorize and empower Operator, on behalf of Company, to do and perform or cause to be done and performed by others any and all acts and things which Operator shall, in the exercise of its discretion and best judgment, deem necessary or advisable for the operation, maintenance, and repair of such Facilities in accordance with the Expenditure Authorities as set forth in Section 6, to the end that the Facilities may be used in a safe, efficient and economical manner for receipt, delivery, measurement and transportation of Products. Without limiting the foregoing, subject to the limits otherwise set forth in this Agreement, Operator shall specifically perform the following acts on behalf of
Company:

         A. perform such mechanical activities as may be required to receive, deliver, transport and/or otherwise handle Products tendered to and accepted into the Facilities.

         B. submit to Company recommended budgets and other information as set forth in Section 5. hereof.

         C. purchase or cause to be purchased for and in the name of Company materials, supplies and services necessary for the operation of the Facilities in accordance with the budgets approved by Company (or as otherwise approved under this Agreement);

         D. maintain surveillance of the Facilities, conduct assessment, and periodically inspect the Facilities for damage or other conditions which could affect the safe, efficient and economical operation of the Facilities, perform such repairs to the Facilities as requested by Company or as may from time to time be required and prepare appropriate reports that document such activities;

         E. act as representative for Company in contacts with government agencies relating to the physical operation, maintenance and repair of the Facilities, where required by audits, laws, rules, regulations, orders, permit conditions, or right-of-way agreements;

         F. prepare, maintain and implement operating manuals, monitoring programs, contingency plans and training programs satisfying all applicable laws, rules, regulations, orders and any other requirements of governmental authorities

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                  together with such other operating procedures or manuals as
                  Company may require;

         G. prepare custody transfer tickets, and other appropriate accounting materials to document custody transfer and receipt of Products, and sample and measure Products received and delivered to verify quality and quantity as operations may require;

         H. provide Product shipments scheduling and 24-hour continuous monitoring and control of pipeline flows for safe and efficient operations;

         I. file, store and maintain in a manner such that they shall be available for periodic inspection by Company all as-built drawings or descriptions of the Facilities, construction and maintenance records, inspection and testing records, operating procedures and manuals, custody transfer documents, and such other records (all collectively "records") as may be necessary or appropriate to the operation, maintenance and repair of Facilities, or required by applicable laws, rules, regulations, orders and any other requirements of governmental authorities, or requested by Company. All of such records shall remain the property of Company;

         J.       prepare and file all tariffs subject to approval of Company;

         K. collect all tariffs, fees or other amounts derived from the operation of the Facility, keep correct complete, and accurate accounts of all receipts and disbursements made on the Company's behalf, and deposit all monies or other valuable effects in the name and to the credit of Company in such depository banks, trust companies, savings and loan associations or other similar institutions as may be designated by Company, keep individual Book Capital Accounts for each partner of Company, prepare partnership income tax returns for approval and filing by Company, recommend for approval by the Company amounts of cash distributions that should be made to the partners of Company, and preparation of any other financial accounts or statements that may be required by Company;

         L. upon request, attend meetings of the Partnership Committee of Company, or, whenever otherwise required by Company, prepare and distribute reports of all financial transactions involving the Company hereunder and other reports reasonably requested by Company or any partner of Company, but only to the extent that Operator is legally authorized to do so ;
                  make all statutory and regulatory filings required of the Company, including without limitation, all permit applications, and filings with the Federal Energy Regulatory Commission, Texas Railroad Commission and any other state Public Utilities Commissions, Department of Transportation, or other regulatory agencies having

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                  jurisdiction over Company;

         N. sign all checks, drafts, or orders for the payment of Costs authorized pursuant to this Agreement;

         O. facilitate the financing and investments including the issuance of commercial paper in accordance with the policies set forth by the Company;

         P. administer the Facilities' regulatory, financial, contractual and legal affairs to the extent such administration is authorized by Company; and

         Q. provide equipment, materials and services as legally required or as Company may from time to time request, for discharge prevention and response for Products and/or hazardous substances. These services shall include, but not be limited to, preparation, submission, and finalization of discharge prevention and/or contingency plans for Products and/or hazardous substances, and preparation for, prevention of, response to and/or cleaning up of any discharge or threatened discharge of Products and/or hazardous substances. Without limiting the foregoing, Operator shall serve as response action contractor for Company;

         R. obtain rights-of-way, make renewal payments and do such other tasks as may required to maintain rights-of-way.

         S. supervise the construction of any expansions, modifications, or extensions of the Facilities that are approved by Company;

         T. provide engineering services that may be necessary in operating, expanding or modifying the Facilities as approved by Company; and

         U. keep the Facilities free and clear of all material liens and encumbrances not otherwise authorized by Company.

         V. pay and discharge promptly all costs and expenses reasonably incurred in operating the Facility.

Operator agrees to perform all services hereunder in a manner consistent with the usual and customary practices, codes and standards in the pipeline industry (including specifically the Federal Energy Regulatory Commission, the Texas Railroad Commission and state Public Utilities Commissions as well as applicable Department of Transportation and American National Standards Institute) and in accordance with all valid and applicable laws, rules, regulations, orders and any other requirements of governmental authorities. Operator in its capacity as Operator pursuant to this Agreement, shall assume no other liability to Company except in the case of Operator's own gross negligence or willful misconduct. Notwithstanding the foregoing, the gross negligence standard shall apply only to the operations performed hereunder and shall not apply to any actions, inactions or negligence of the Operator in connection with the operation

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of any pipeline other than Facilities. Operator shall furnish or arrange for the necessary personnel to efficiently perform such services. None of such personnel shall be employees or agents of Company, statutory or otherwise.


Section 3.        PAYMENT FOR OPERATOR SERVICES

         A. Company shall pay and Operator shall receive as full and complete compensation for the performance of Operator's services as Operator hereunder, the sum of the amounts becoming due (hereinafter referred to as "Cash Operating Costs") as described and authorized in Attachment I, Accounting Procedure. Company shall make payment in the time and manner specified herein.

         B. Within the month immediately following the previous month of service, Operator shall invoice Company for the actual Cash Operating Costs for the immediately prior month. Company shall pay to Operator the amount of such invoice, payable upon receipt.

Section 4.        ACCOUNTING

         A. Operator shall keep and maintain proper and complete books and accounts, in the name of Company, in conformity and consistent with GAAP utilizing the principles and practices generally employed in regulated oil pipeline accounting unless any regulatory agency with jurisdiction over the System or the Partnership shall rule otherwise; and shall furnish monthly financial statements and such other reports, statistics and statements as Company or any partner of Company may reasonably from time to time request.

         B. Operator shall maintain accurate accounts of all expenditures and liabilities incurred by it in operating, maintaining and repairing the Facilities and shall render a monthly statement to Company and each partner of the Company of all such expenditures and liabilities. The failure to include any item in the current monthly statement rendered for the month in which the same was incurred or expended shall not preclude such item from being brought forward and included in any subsequent monthly statement. All books, records and accounts shall be open to inspection and audit by Company or Company's authorized representatives at all reasonable times during business hours.

         C. Operator shall establish a separate bank account(s) on behalf of Company and all revenues received in the operation of the Facilities shall be deposited in the name and to the credit of Company. All interest or other benefits generated by this account shall accrue to the benefit of Company. Operator shall not commingle any of its funds in the account established hereunder.

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Section 5. BUDGETS AND FORECASTS

On or before November 1 of each year, Operator shall prepare and submit to the Partnership Committee of Company for review, approval, or modification the following annual budgets and forecasts:

         A.       Capital Commitment Budget

                  The Capital Commitment Budget shall consist of an itemization of commitments for each capital project equal to or in excess of $50,000 (large projects) and a combined total of all Items less than $50,000 (small projects) for the following calendar year.

         B.       Capital Expenditure Forecast

                  The Capital Expenditure Forecast shall identify separately all expenditures for capital items from prior budgets which are not yet complete and all capital items anticipated to be approved in the pending budget. Large projects shall be listed individually and small projects may be combined. The forecast shall indicate expenditures by quarter for the following calendar year and indicate any appropriate carryover in subsequent years.

         C.       Major Maintenance Budget

                  The Major Maintenance Budget shall consist of an itemization of each maintenance project equal to or in excess of $50,000 (large projects) and a combined total of all items less than $50,000 each (small projects) for the following calendar year.

         D.       Operating Expense Budget

                  The Operating Expense Budget shall identify for the following calendar year the expected Operating Expenses including Direct Costs, Management Fee, and Major Maintenance items.

        E.       Volume Forecast

                  All volumes expected to be handled through the Facilities shall be identified for the following calendar year.

Company may at any time supplement or amend the budgets and forecasts as necessary to carry out the purposes of this Agreement.

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Section 6. EXPENDITURE AUTHORITIES

         A.       Projects or Expenses not Exceeding $50,000

                  The Operator shall have the authority to make expenditures for any individual capital project, major maintenance project or operating expense not exceeding $50,000 to the extent that Operator deems such expenditures necessary and appropriate for the operation or maintenance of the Facilities. The sum of any such expenditures may not, during any Year, exceed the amounts indicated for all such projects or expenses in the budget which have been approved by Company for that Year.

         B.       Projects or Expenses in Excess of $50,000

                  The Operator shall have the authority to make expenditures for any individual capital project, major maintenance project or operating expense in excess of $50,000 if such project or expense was specifically identified in an approved budget or Company has approved an AFE for the project. The amount of the Operator's authority under this subsection may be overrun by the greater of 10% or $10,000 without seeking prior approval by Company; provided, however that such overrun does not cause any of the Capital Expenditure Forecast, Major Maintenance Forecast or Operating Expense Forecast approved by the Company to be exceeded.

         C.       Settlement of Claims

                  Operator shall have authority to make expenditures in settlement of claims, demands and litigation resulting from or arising out of operations of Facilities up to $25,000 for each such claim. Operator shall notify Company and each partner of Company immediately of any claim, demand or suit, and if the amount required for full settlement exceeds the above specified amount, Operator shall notify the Company and each partner of Company and the Company shall determine how to further handle the claim, demand or suit.

         D.       Operation In Lieu of An Approved Budget

                  In the event Company fails to deliver to the Operator on or before December 31 an approved budget for the ensuing year, the previous year's budget shall remain in effect until an approved budget is delivered. Notwithstanding the foregoing, the Operator may take such actions and make such expenditures as may be deemed necessary, under laws, rules, regulations, orders or good industry practices, in order to continue the orderly conduct of the business of Company hereunder and to preserve and maintain the Facilities. In the event that any such expenditure was not specifically approved in an earlier budget or otherwise approved by the Company, Operator's authority shall be limited to a maximum

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                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

                  of $500,000 for any one expenditure and a total maximum of $ 1,000,000 for all such expenditures in any one year. In the event of such operation without an approved budget, the Operator shall, on a monthly basis, give telephone notice or otherwise contact Company and each partner of Company as soon as practicable and advise it of the circumstances of such operation without an approved budget, the actions taken or proposed and the expenditures made, incurred, committed, or proposed. All expenditures made pursuant to this Section 6.D. shall be treated as Cash Operating Costs hereunder. Nothing in this Section 6.D. shall in any way restrict the Operator's authority as set forth in Section 6.E.

         E.       Emergencies

                  In an emergency, the Operator may take such actions and make such expenditures as may be deemed necessary, under laws, rules, regulations, orders or good industry practices, in order to cure such emergency. This shall be true whether or not the expenditure is within an approved budget or the action has prior approval of Company. In the event of such an emergency, the Operator shall give telephone notice or otherwise contact Company as soon as practicable and advise it of the circumstances of such emergency, the actions taken or proposed and the expenditures made, incurred, committed, or proposed. All expenditures made pursuant to this Section 6.E. shall be treated as Cash Operating Costs hereunder.


Section 7. TERM

         This Agreement shall take effect as of the day and year first above
* written and shall continue for a term of [REDACTED] and continue thereafter until canceled on 180 days prior written notice by either Party which such notice may be given for any reason or no reason in the sole discretion of either Party; provided, however, in the event that Company has not selected a replacement operator who is ready and capable of assuming the operation of Facilities at the end of such notice period, Operator shall continue to operate the Facilities hereunder for such period until a replacement operator is selected who is ready and capable of assuming the operation of Facilities but such continuation by Operator shall not extend beyond 180 days following the end of the notice period. Company shall have the right to terminate this Agreement if Operator ceases to own a majority of the interest in the Company.

Upon termination of this Agreement, Company shall pay Operator the amounts chargeable to Company hereunder as of the date of termination which have not already been paid by Company; Company shall also reimburse Operator for the full amount of any obligations or commitments Operator has made in the interest of performing the services hereunder in accordance with the annual budget and any approved projects which were not paid by Company

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prior to the date of such termination or, if agreeable to Operator, Company may assume such obligations or commitments. Upon termination of this Agreement, Operator shall turn over to Company all records, data, and information in Operator's possession pertaining to operations hereunder, as well as materials, equipment, facilities, and operating supplies on hand which had been purchased by Company or in its name. Termination of this Agreement shall not affect the rights and privileges or duties, liabilities and obligations of either Party which arose or accrued prior to the date of termination.

Section 8.        INSURANCE

Operator shall procure and maintain all insurance required by applicable law or regulation for operation of the Facilities, including but not limited to Workers' Compensation and Employer's Liability Insurance in accordance with all applicable state, federal, and maritime laws. Where permitted, Operator may fulfill its Workers' Compensation obligations by approved self-insurance and shall charge Company its actual costs of self-insurance which shall not exceed Insurance Manual Rates applicable to such operations in the place where the same are performed. The Operator shall procure and maintain in effect such types and amounts of insurance as Company shall determine to be necessary to cover loss or damage to the Facilities. No other insurance shall be carried by Operator for the account of Company without prior approval from Company.

Section 9.        INDEMNITY

Company ("Indemnitor") shall indemnify and save harmless Operator, its affiliates, agents and employees ("Indemnitees") in its or their role as Operator from and against any and all loss, damage, injury, liability, expense (including attorney's fees), and claims thereof which arise from any injury to or death of a person, including third parties, Indemnitor, its agents, contractors or subcontractors, or employees, , but excluding Indemnitees, from loss of or damage to property or from penalties imposed or proceedings brought by government agencies, resulting directly or indirectly from any operations under or pursuant to this Agreement, including, but not limited to, the use of equipment provided by others. The indemnity provided by Indemnitor shall remain in full force and effect regardless of the passive, active or concurrent negligence of, and regardless of whether liability without fault is imposed or sought to be imposed on, one or more of the Indemnitees. However, such indemnity shall not be given effect to the extent that such indemnity is void or otherwise unenforceable under applicable law in effect or validly retroactive to the date of the Agreement. Further excepted from such indemnity shall be any such loss, damage, injury, liability or claim which is the result of the gross negligence or willful misconduct of an Indemnitee. Operator shall give Company immediate notice of any suit brought against Operator with respect to which Company is or may be obligated to indemnify Operator hereunder.

Operator shall indemnify and save harmless Company, its affiliates, agents and employees in its or their role as owner of Facilities from and against all loss, damage, injury, liability, expense (including attorney's fees), and claims thereof which arise from any injury to or death of a person, including third parties, Operator's agents, contractors, subcontractors, or employees, or

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from loss of or damage to property of Operator or Operator's agents, contractors, subcontractors or employees resulting directly or indirectly from any operations under or pursuant to this Agreement. The indemnity provided by Operator shall remain in full force and effect regardless of the passive, active or concurrent negligence of, and regardless of whether liability without fault is imposed or sought to be imposed on Company. However, such indemnity shall not be given effect to the extent that such indemnity is void or otherwise unenforceable under applicable law in effect or validly retroactive to the date of this Agreement. Further excepted from such indemnity shall be any such loss, damage, injury, liability or claim which is the result of the gross negligence or willful misconduct of Company. Company shall give Operator immediate notice of any suit brought against Company with respect to which Operator is or may be obligated to indemnify Company hereunder.

Section 10.       CONFIDENTIALITY

A. Each Party agrees that it will maintain this Agreement, all terms and conditions of this Agreement and all other Confidential Information (as hereinafter defined) in strictest confidence and that it will not cause or permit disclosure of Confidential Information to any third Party without the express written consent of the other Party hereto. Disclosures of Confidential Information otherwise prohibited by this
         Section 10 may be made by either Party; (i) to the extent necessary for such Party to enforce its rights hereunder against the other Party;
         (ii) to the extent a Party is contractually or legally bound to disclose financial information to a third Party (such as a shareholder or commercial lender); (iii) only to the extent to which a Party hereto is required to disclose all or part of this Agreement by a statute or by the order of a Court, agency, or other governmental body exercising jurisdiction over the subject matter hereof, by order, by regulations, or by other compulsory process (including, but not limited to, deposition, subpoena, interrogatory, or request for production of documents); (iv) to the extent required by the applicable regulations of a securities or commodities exchange; or (v) to an Affiliate (but only if such Affiliate agrees to be bound by the provisions of this
         Section 10). "Confidential Information" shall mean any information proprietary to either Party and maintained by it in confidence or as a trade secret, including, without limitation, business plans and strategies, proprietary software, financing statements, customer or client lists, personnel records, analysis of general energy market conditions, sales, transportation and service contracts and the commercial terms thereof, relationships with current and potential business partners, supplies customers, service providers and financial sources, data base contents and valuable information of a like nature relating to the business of such Party. It is understood and agreed that Confidential Information shall not include information of a Party that (i) was generally available to the public at the time of disclosure to the other Party, (ii) after the time of disclosure to the other Party, becomes generally available to the public, (iii) the Party receiving the information can know that the information was in its possession at the time of disclosure, or (iv) was rightfully acquired by the recipient from third Persons who did not themselves obtain such information under a confidentiality or other similar agreement with the disclosing Party.

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B.       If either Party is or becomes aware of a fact, obligation, or circumstance that has resulted or may result in a disclosure of Confidential Information authorized by this Section 10, it shall so notify the other Party promptly and shall provide documentation or an explanation of such disclosure as soon as it is available. Each Party further agrees to cooperate to the fullest extent in seeking confidential status to protect any Confidential Information so disclosed.

C. The Parties hereto acknowledge that independent legal counsel may, from time to time, be provided with a copy of this Agreement and agree that such disclosure does not require consent by the other Party, provided that such counsel agrees to be bound by the provisions of this Section 10.

D. Each Party will be deemed solely responsible and liable for the actions of its employees, independent contractors, officers, agents and Affiliates for maintaining the confidentiality commitments of this
         Section 10, but will be required in that regard only to exercise such care in maintaining the confidentiality of the Confidential Information as such Party normally exercises in preserving the confidentiality of its other commercially sensitive information.

Section 11. FORCE MAJEURE

A delay in or failure of performance of either Party hereto shall not constitute default, nor shall either Party be held liable for loss or damage arising from such delay or failure to the extent such delay, failure, loss or damage is caused by Force Majeure.

The Party claiming Force Majeure as an excuse for delay in or failure of performance shall immediately notify the other Party of the event and any steps being taken to remove the impediment to performance.

Force Majeure shall not prevent either Party from terminating this Agreement under Section 7.

Section 12. ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto; provided, however, that such Agreement and the obligations of the Parties hereunder shall not be assignable by either Party hereto without the express prior written consent of the other Parties hereto, except that any Party may assign this Agreement without consent, including the performance thereof, in whole or in part to (i) an Affiliate of the Party or the Party's shareholders; (ii) the successor of all or substantially all of the Party's business and assets; or (iii) a corporation which such Party may merge or be consolidated into. An assignment hereunder shall not be effective unless and until the assignee agrees to be bound by all the terms and conditions of this Agreement. Further, no assignment hereunder shall relieve the assignor of any duties, liabilities or obligations accruing hereunder before the effective date of the assignment. Any assignments prohibited hereunder shall be void. This Agreement shall not be assignable by operation of law and shall not become an asset in any bankruptcy or

                                       13

receivership proceedings. The consent requirement set forth in this Section 12 shall apply to a sale or assignment of a controlling interest in an Affiliate to whom a Party's interest has been assigned.

Section 13. NOTICES

Any notice, request, consent, approval or other similar communication of a routine nature required or permitted under this Agreement shall be in writing (including facsimile) and shall be deemed to have been properly given or delivered to a Party when delivered personally to the person designated below to receive such communication for each Party or when sent by telegram or United States mail with postage prepaid and properly addressed to the Party to whom given. Any such notice or other communication sent or mailed shall be deemed given at the time it is received by the office of the individual to whom sent. For purposes hereof the proper addresses of the Parties (unless otherwise designated in writing which each Party may do from time to time) shall be as follows:


         If to Company:

                  West Texas LPG Pipeline Partnership

                  Attention:
                  Telecopy:  (713)     -

                  with a copy to:

                        -----------------------
                  13430 Northwest Freeway
                  Suite 1200
                  Houston, Texas 77040


         If to Operator:

                  Chevron Pipe Line Company
                  1400 Woodloch Forest Drive
                  The Woodlands, Texas  77380
                  Attention:  Corridor Team Leader

Section 14. GOVERNING LAW

The validity, nature, obligations, effect and construction of this Agreement shall be governed by the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction other than the State of Texas.

                                       14

Section 15. ATTACHMENTS

Attachment I, Attachment II, and Attachment III attached hereto are incorporated in and made a part of this Agreement. In the event of any inconsistency between the Attachments and this Agreement, the Agreement shall control.

Section 16. GIFTS PROHIBITED

The Parties shall maintain complete and accurate records in connection with any commission, fee, rebate, gift or entertainment of significant cost or value in connection with the performance of this Agreement and all transactions related thereto for at least twenty-four months from the date of invoice to Company and Operator. No director, officer, employee or agent of any Party hereto shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with the performance of this Agreement.

Section 17. FEDERAL COMPLIANCE

         A. Insofar as applicable hereto, each Party hereto shall comply with Executive Order No. I1246, as amended by Executive Order No. I1375, and the rules and regulations issued thereunder, to ensure that applicants are employed, and that employees are treated during employment without regard to their race, creed, color, sex or national origin. Also, if applicable, each Party hereto shall comply with all provisions of the Vietnam Era Veterans' Readjustment Assistance Act of 1974 and the rules and regulations issued thereunder, including 41 C.F.R., Chapter 60, Part 60-250. Each Party hereto shall also, if applicable, comply with all provisions of the Rehabilitation Act of 1973, and the rules and regulations issued thereunder including 41 C.F.R., Chapter 60, Part 60-74. Operator agrees and covenants that none of its employees or employees of its subcontractors who provide services to Company pursuant to this Agreement are unauthorized aliens as defined in the Immigration Reform and Control Act of 1986. All acts, orders, rules and regulations hereinabove referred to are hereby incorporated by reference unless this Agreement is excepted by appropriate federal law, rules, regulations or orders.

         B. Company and Operator shall comply with all laws and regulations applicable to Company and Operator relating to Facilities hereunder, including but not limited to any regulations of the United States Department of Transportation applicable to facilities operated by Company that are connected to or a part of Facilities hereunder.

Section 18. SECTION HEADINGS

The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                                       15

Section 19. WAIVER

No waiver by either Party of any breach of any of the terms and conditions contained in this Agreement shall be construed as a waiver of any subsequent breach of the same or any other terms or conditions.

Section 20. ENTIRE AGREEMENT

This Agreement and its Exhibits constitute the sole and entire Agreement among the Parties pertaining to the subject matter hereof. Effective as of the commencement of the term hereof, this Agreement supersedes and cancels any and all other prior or contemporaneous oral or written agreements or understandings between or assumed by the Parties or any of them with respect to the foregoing matters or any part thereof. No amendment to this Agreement shall be effective unless in writing and executed by a duly authorized representative of each Party.


IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.


COMPANY,

WEST TEXAS LPG PIPELINE PARTNERSHIP

By:_______________________________

Its:______________________________



OPERATOR,

CHEVRON PIPE LINE COMPANY


By:_______________________________

                                       16

                                  ATTACHMENT I

                               OPERATING AGREEMENT

                              ACCOUNTING PROCEDURE


1.       DEFINITIONS

         Unless defined otherwise below, terms used in this Accounting Procedure shall have the same meaning as defined in the Agreement.

         "Management Fee" means the management fees referenced in Section 2.B. of this Attachment.

         "Person" means any individual, partnership, association, trust, corporation, government authority or other entity.

         "Personal Expenses" means travel expenses and other reasonable reimbursable expenses of Operator's employees in the operation and maintenance of Facilities and in any other activities required of the Operator pursuant to this Agreement; and such expenses of employees of Operator's Affiliate(s) when such Affiliates perform activities pursuant to this Agreement.

2.       CASH OPERATING COSTS

         A.       DIRECT COSTS

                  Operator shall charge Company with the following items but only to the extent such charges are incurred in the operation and maintenance of Facilities and in any other activities required of the Operator pursuant to the Agreement and then, only that portion thereof that is attributable to work and/or time allocated on a proportional basis to the Facilities if the work performed can in any way benefit pipelines operated by Operator other than the Facilities:

                  1.       LABOR AND BENEFITS

                           a. Salaries and wages of Operator's employees (or employees of Operator's Affiliate) directly assigned to the operation, support and maintenance of Facilities, including that portion of such employees' time related to ancillary activities such as training required by Operator, and in any other activities required of the Operator pursuant to the Agreement.

                                       17


                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

                           b.       Overhead related to direct labor salaries
* and wages, to be calculated as [REDACTED] of the amount provided for in A.1.a. above.

                           c. Operator's cost of all payroll taxes, and benefits and allowances and any other payment paid or contributed by the Operator which is measured by Operator's employees' compensation; the above to include without limitation F.I.C.A., Operator's cost of holiday, vacation, sickness and disability and other customary allowances, Operator's current costs of established plans for employees' group life insurance, hospitalization, retirement, stock purchase, and other benefit plans of a like nature. Such costs will be charged on a percentage assessment rate on the amount of salaries and wages chargeable to the Company under Paragraph 1.a. of this Section. The percentage assessment rate shall be based on the Operator's actual cost experience.

                  2.       EMPLOYEE EXPENSES

                           a. Reasonable Personal Expenses of those employees whose salaries and wages are chargeable to the Company under Paragraph 1.a. of this Section, and for which expenses the employees are reimbursed under the Operator's usual practices.


                  3.       CUSTOMER SERVICE CENTER

                           The allocated share attributable to the West Texas LPG Pipeline of Operator's cost for its Customer Service Center, including but not limited to;

                           a. Labor and benefits of Operator's employees directly assigned to the operation and support of Facilities, following the methodology in Sections 2.A.1.a. and 2.A.1.c.

                           b. An allocation of depreciation for Customer Service Center capitalized costs of facility and equipment used in the scheduling of shipments and 24-hour continuous monitoring and control of pipeline flows for the Facilities.

                           c. An allocation of other Customer Service Center costs, including

                                       18

                                    support personnel and other expenses,
                                    required for support of the Facilities.


                  4.       MATERIALS AND SUPPLIES

                           Material purchased by Operator for use in the operation and maintenance of Facilities shall be charged to the Company at the price paid by Operator after deduction of all discounts received. Material furnished by Operator from its stocks or inventory shall be charged in accordance with the accounting guidelines established by COPAS (Council of Petroleum Accountants Societies of North America). Cost of warehousing and handling material shall be chargeable to the Company. The accumulation of surplus stocks shall be avoided, and if surplus stocks are accumulated, such stocks shall be timely disposed of. Proceeds from such disposition shall be credited to the Company at the time they are received by Operator. Operator does not warrant the material furnished. In the case of material found to be defective, or returned to a vendor or the Operator for any other reason, Operator shall credit the Company when adjustment is received by Operator.

                  5.       CONTRACTS AND SERVICES

                           The cost of contracts and subcontracts, contract services (including those for technical personnel), professional consultants, equipment, and utilities employed in the operation and maintenance of the Facilities under the general direction of Operator.

                  6.       EQUIPMENT FURNISHED BY OPERATOR

                           a. Use of equipment owned by Operator at the lower of (1) rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, and depreciation, or (2) commercial rates prevailing in the geographic area of the Company Facilities as published in Petroleum Motor Transport Association rate schedules.

                           b. Whenever requested, Operator shall inform Company of the rates it proposes to charge.

                  7.       LEGAL EXPENSES

                           Expenses of investigating litigation or claims incurred in or resulting from the operation and maintenance of Facilities under the Agreement;

                                       19

                           provided, however that no direct charge for services of Operator's legal staff or fees or expense of attorneys shall be made unless previously agreed to by Company. All other legal expense incurred by Operator hereunder is considered to covered by the overhead provisions of Section 2.B. below, unless otherwise agreed to by Company.

                  8.       TAXES

                           All taxes of every kind and nature assessed or levied upon, or in connection with the Company operations, property or Facilities and which have been paid for the benefit of Company, excluding any income or franchise taxes.

                  9.       INSURANCE

                           In accordance with Section 8 of the Agreement, net premiums paid for insurance required by law or by the Company to be carried for operation, maintenance and repair of Facilities and for the protection of the Company.

                  10.      COMMUNICATIONS

                           Costs of purchasing, leasing, installing, operating, and maintaining communications equipment and services necessary for the conduct of Facilities' operation and maintenance.

                  11.      UTILITIES

                           Costs incurred for electricity and other utilities necessary for the operations hereunder.

                  12.      ECOLOGICAL AND ENVIRONMENTAL

                           Costs incurred for the benefit of the Company as a result of statutory regulation for archeological and geophysical surveys relative to the identification and protection of cultural resources, or other ecological surveys as may be required by regulatory authority. Also, costs to provide or have available pollution containment and removal equipment, plus costs of actual control, cleanup and resulting responsibilities of oil spills as required by applicable laws and regulations.

                  13.      PERMITS AND RIGHTS-OF-WAY

                           Costs incurred in obtaining or maintaining permits, licenses, leases, certificates, rights-of-way, easements, and other similar items necessary

                                       20

                           for the operation or maintenance of the Facilities.

                  14.      DISMANTLING, REMOVAL, AND RESTORATIVE COSTS

                           Costs incurred for dismantling, removal, and restoration of Company property to the extent such costs are incurred.

                  15.      RENTALS
                           Rentals paid by Operator for the benefit of the Company in the conduct of Facilities' operation and maintenance.

                  16.      DISCOUNTS AND ALLOWANCES

                           Operator shall take advantage of and credit to the Company all cash and trade discounts, freight allowances and equalization, annual volume and other allowances, credits, salvages, commissions, insurance discount dividends and retrospective premium adjustments, and other such items which accrue.

                  17.      OTHER EXPENDITURES

                           Any other expenditures directly attributable to Facilities' operation and maintenance not covered and dealt with in the foregoing provisions of this
                           Section 2.A., and which are incurred by the Operator in the necessary and proper conduct of Facilities' operation and maintenance, and which are:

                           (a)    within the scope of the Agreement; and

                           (b)    are included in the approved operating budget.


         B.       MANAGEMENT FEE

                  The purpose of this Section 2.B. is to provide for the reimbursement of Operator's overhead in conjunction with services rendered. Operator shall charge the Company as follows to cover any portion of costs and expenses resulting from the performance of services for Facilities not otherwise chargeable under Section 2.A. herein:

                                       21

                                               CONFIDENTIAL TREATMENT REQUESTED.
                                                  THE REDACTED MATERIAL HAS BEEN
                                           SEPARATELY FILED WITH THE COMMISSION.

                  1.       OPERATOR'S MANAGEMENT FEE

* Operator shall receive [REDACTED] as an annual charge billed monthly, hereinafter referred to as "Operator's Management Fee" to cover all of Operator's overhead and indirect costs incurred in the performance of services for the Facilities. Such Operator's management duties hereunder shall not be subcontracted by Operator to any other entity, without prior approval of Company. The Operator's Management Fee shall be adjusted annually by a calculated amount based upon the Producers Price Index (excluding the Fuels And Related Products And Power component) in effect on October 1 with a base year of October 1, 1997. Such adjusted amount shall be effective beginning January 1 of each ensuing year, starting for the calendar year 1998.

                                       22

                                  ATTACHMENT II

                               PIPELINE FACILITIES


I) PIPELINE: There is about 1,950 miles of various sizes of pipe ranging from 2" to 14", 0.156 Gr B to 0.365 x46 w.t., and 1957 - 1992 vintage. The lateral lines are up to 8" and the trunk portion is all 10" and 14".

II) BOOSTER STATIONS: There are 18 pump stations, 24 pump and electric motor units and associated electrical switchgear and control equipment. Total horsepower is 28,200. Pumps are all horizontal centrifugal type.

III) COAHOMA FACILITY: There are 2 - 1,000 horsepower pump units with centrifugal pumps and electric motors. It is an 80 acre site with three storage wells(nominal 300,000 Bbls), two brine pits (nominal 350,000 Bbls capacity), and all associated piping and electrical equipment.

         ** Of the 19 booster stations (including Coahoma), 13 are on separately identifiable property.

IV) METER STATIONS: There are about 62 receipt, custody transfer meter stations of which about 54 are at plant sites. There are another 18 check meter locations with a total of 34 meter runs. Each facility generally includes turbine meter runs, instrumentation, and equipment buildings.

V)  MISCELLANEOUS:
         * Sending and receiving swab trap facilities (22 on the trunk line alone).
         *  Portable meter provers
         *  Spare parts inventory


                                 ATTACHMENT III

                                MAP OF FACILITIES